Exhibit 23.3

CONSENT OF INDEPENDENT MINING CONSULTING FIRM

US Gold Corporation:

Micon International Limited concurs with the information contained in the summary of its technical report on the Tonkin Springs property as disclosed in the Annual Report of US Gold for the year ended December 31, 2007, which report is incorporated by reference into the Registration Statement on Form S-3 (SEC file number 333-136587; “Amendment”) of US Gold Corporation (the “Company”).  I, on my own behalf and on behalf Micon International Limited, agree to be named as an expert in the Amendment with respect to such report, and further consent to filing of this consent letter as an exhibit to the Amendment to be filed with the U.S. Securities and Exchange Commission.

MICON INTERNATIONAL LIMITED

By:	/s/ Richard Gowans	Date: June 26, 2008
Richard Gowans, P.Eng.,
Vice President